Exhibit 99 — Press Release dated August 30, 2007.
Chairman K. Ray Mahan announced that at the August 28, 2007 meeting of the Board of Directors of Cortland Bancorp (the “Company”) a regular dividend of $0.22 per share was declared. The dividend is payable to shareholders of record as of September 14, 2007. Payment and distribution to shareholders will occur on October 1, 2007.